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Exhibit 23.2

February 24, 2011

Consent of John T. Boyd Company

        We hereby consent to the use by Cloud Peak Energy Inc. (the "Company") and Cloud Peak Energy Resources LLC ("CPER") in connection with their respective annual reports on Form 10-K for the year ended December 31, 2010 ("Form 10-K"), and any amendments thereto, of information contained in our report dated January 21, 2011, addressed to the Company, relating to certain coal reserves and resources information for the Company's Powder River Basin properties including setting forth the estimates of the Company's coal reserves in the Form 10-K. We also consent to the reference to John T. Boyd Company in the filing and any amendments thereto.

JOHN T. BOYD COMPANY
/s/ RONALD L. LEWIS Ronald L. Lewis Managing Director and COO

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  Exhibit 23.2